State of Minnesota
                        Office of the Secretary of State

                     ARTICLES OF AMENDMENT TO SECOND AMENDED
                            ARTICLES OF INCORPORATION

 (Adoption of Articles of Amendment to Second Amended Articles of Incorporation of SKYWAY ADVERTISING, INC., also known as ILLUMINATED MEDIA INC.)

             CORPORATE NAME: SKYWAY ADVERTISING, INC., also known as
                             ILLUMINATED MEDIA INC.

         The following amendments of articles or modifications to the statutory requirements regulating the above corporation were adopted:

         Pursuant to Chapter 302A, the shareholders of the above corporation approved and adopted these Articles of Amendment to Second Amended Articles of Incorporation of Skyway Advertising, Inc. which are attached hereto, and which Articles of Amendment of Second Amended Articles of Incorporation amend the original Articles of Incorporation and any and all amendments thereto.

         This Amendment has been approved pursuant to Chapter 302A, Minnesota Statutes. I certify that I am authorized to execute this Articles of Amendment and I further certify that I understand that by signing this Articles of Amendment, I am subject to the penalties of perjury as set forth in Section
609.48 as if I had signed this Articles of Amendment under oath.


                                          /s/ Robert H. Blank
                                          Robert H. Blank, Chairman and CEO




                          AMENDMENTS TO SECOND AMENDED
                            ARTICLES OF INCORPORATION

         Article I and Article III are amended and replaced in their entirety by the following:



                                    ARTICLE I
                                      Name

         The name of this corporation shall be Illuminated Media Inc.



                                   ARTICLE III
                               Authorized Capital

         The total authorized number of shares of this corporation is Ten Million (10,000,000) shares. Common Stock shall have the par value of one cent ($.01) per share. The Board of Directors has the authority to establish more than one class or series of shares and to fix the relative rights and preferences of any such different classes or series.